Exhibit 99.1
News Release

AMH Reports Second Quarter 2026 Financial and Operating Results
Raises Full Year 2026 Guidance
LAS VEGAS, July 30, 2026—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended June 30, 2026.
Highlights
•Rents and other single-family property revenues increased 2.8% year-over-year to $470.1 million for the second quarter of 2026.
•Net income attributable to common shareholders totaled $113.6 million, or $0.31 per diluted share, for the second quarter of 2026, compared to $105.6 million, or $0.28 per diluted share, for the second quarter of 2025.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 5.2% year-over-year to $0.49 per FFO share and unit for the second quarter of 2026 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 8.3% year-over-year to $0.45 per FFO share and unit for the second quarter of 2026.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 2.7% year-over-year for the second quarter of 2026.
•Achieved Same-Home Average Occupied Days Percentage of 96.0% in the second quarter of 2026, while generating 2.7% blended rate growth driven by lease spreads of 3.2% and 1.4% on renewals and new leases, respectively.
•July 2026 leasing results remained strong with preliminary Same-Home Average Occupied Days Percentage of 96.1%, rate growth on new leases of 1.6% and rate growth on renewals of 3.3%.
•Delivered a total of 651 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the second quarter of 2026.
•Repurchased and retired 4.1 million of our outstanding Class A common shares at a weighted-average price of $29.88 per share and a total price of $123.0 million in the second quarter of 2026.
•Raised Full Year 2026 Core FFO attributable to common share and unit holders guidance midpoint by $0.03 per share and unit to $1.95, representing anticipated full year growth of 4.3% over prior year.
“AMH delivered a strong first half of 2026, supported by healthy demand for single-family rental housing, outstanding execution from the teams, and strong expense controls. As a result, we have raised our full-year Core FFO per share guidance by three cents to $1.95 at the midpoint,” stated Bryan Smith, AMH’s Chief Executive Officer.
“Additionally, the recent passage of the 21st Century ROAD to Housing Act reflects a thoughtful approach by policymakers to address housing affordability and recognizes the valuable role that single-family rental housing plays in the broader housing ecosystem. Notably, the law reinforces the importance of our integrated operating platform and AMH Development Program which has delivered more than 15,000 new homes across the country.”
Second Quarter 2026 Financial Results
Net income attributable to common shareholders totaled $113.6 million, or $0.31 per diluted share, for the second quarter of 2026, compared to $105.6 million, or $0.28 per diluted share, for the second quarter of 2025. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses and higher net gains on property sales, partially offset by lower other income and expense, net. On a per diluted share basis, the increase was further benefited by lower share counts as a result of our share repurchase activity.
Rents and other single-family property revenues increased 2.8% to $470.1 million for the second quarter of 2026, compared to $457.5 million for the second quarter of 2025. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 4.3% to $275.4 million for the second quarter of 2026, compared to $264.1 million for the second quarter of 2025. This growth was driven by a 2.7% increase in core revenues resulting primarily from higher rental rates and a 0.2% decrease in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 2.3% to $371.3 million for the second quarter of 2026, compared to $362.8 million for the second quarter of 2025, which was driven by a 2.6% increase in Average Monthly Realized Rent per property, partially offset by a 40 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 1.7% to $125.5 million for the second quarter of 2026, compared to $123.4 million for the second quarter of 2025, primarily driven by annual increases in property tax expense. As a result, Core NOI from Same-Home properties increased 2.7% to $245.8 million for the second quarter of 2026, compared to $239.4 million for the second quarter of 2025.
Core FFO attributable to common share and unit holders was $202.8 million, or $0.49 per FFO share and unit, for the second quarter of 2026, compared to $198.0 million, or $0.47 per FFO share and unit, for the second quarter of 2025. Adjusted FFO attributable to common share and unit holders was $186.0 million, or $0.45 per FFO share and unit, for the second quarter of 2026, compared to $176.4 million, or $0.42 per FFO share and unit, for the second quarter of 2025. These improvements were primarily attributable to growth in Core NOI from our total portfolio. On a per FFO share and unit basis, the increase was further benefited by lower share counts as a result of our share repurchase activity.
Year-to-Date 2026 Financial Results
Net income attributable to common shareholders totaled $241.4 million, or $0.66 per diluted share, for the six-month period ended June 30, 2026, compared to $215.5 million, or $0.58 per diluted share, for the six-month period ended June 30, 2025. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses and higher net gains on property sales, partially offset by lower other income and expense, net. On a per diluted share basis, the increase was further benefited by lower share counts as a result of our share repurchase activity.
Rents and other single-family property revenues increased 2.8% to $942.1 million for the six-month period ended June 30, 2026, compared to $916.8 million for the six-month period ended June 30, 2025. Revenue growth was primarily driven by higher rental rates.
Core NOI from our total portfolio increased 4.5% to $546.5 million for the six-month period ended June 30, 2026, compared to $523.0 million for the six-month period ended June 30, 2025. This growth was driven by a 2.7% increase in core revenues resulting primarily from higher rental rates and a 0.7% decrease in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 2.4% to $735.8 million for the six-month period ended June 30, 2026, compared to $718.5 million for the six-month period ended June 30, 2025, which was driven by a 2.8% increase in Average Monthly Realized Rent per property, partially offset by a 50 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties increased 0.7% to $244.9 million for the six-month period ended June 30, 2026, compared to $243.2 million for the six-month period ended June 30, 2025, primarily driven by annual increases in property tax expense. As a result, Core NOI from Same-Home properties increased 3.3% to $490.9 million for the six-month period ended June 30, 2026, compared to $475.4 million for the six-month period ended June 30, 2025.

Core FFO attributable to common share and unit holders was $402.9 million, or $0.98 per FFO share and unit, for the six-month period ended June 30, 2026, compared to $392.7 million, or $0.93 per FFO share and unit, for the six-month period ended June 30, 2025. Adjusted FFO attributable to common share and unit holders was $373.4 million, or $0.90 per FFO share and unit, for the six-month period ended June 30, 2026, compared to $353.0 million, or $0.84 per FFO share and unit, for the six-month period ended June 30, 2025. These improvements were primarily attributable to growth in Core NOI from our total portfolio. On a per FFO share and unit basis, the increase was further benefited by lower share counts as a result of our share repurchase activity.
Investments
As of June 30, 2026, the Company’s total single-family properties, excluding properties held for sale, consisted of 60,482 homes, compared to 60,200 homes as of March 31, 2026, an increase of 282 homes during the second quarter of 2026, which included 542 newly constructed homes delivered to our operating portfolio through our AMH Development Program, partially offset by 260 homes identified for sale. During the second quarter of 2026, we also developed an additional 109 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 651 total home deliveries through our AMH Development Program. As of June 30, 2026, the Company had 701 properties held for sale and 3,961 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
During the second quarter of 2026, the Company repurchased and retired 4.1 million of its outstanding Class A common shares at a weighted-average price of $29.88 per share and a total price of $123.0 million.
As of June 30, 2026, the Company had cash and cash equivalents of $83.7 million and total outstanding debt of $5.2 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.5% and a weighted-average term to maturity of 7.6 years, which includes $390.0 million of outstanding borrowings on its $1.25 billion revolving credit facility. During the second quarter of 2026, the Company generated $50.1 million of Retained Cash Flow and sold 608 properties, generating $181.2 million of net proceeds.

2026 Guidance
Set forth below are the Company’s current expectations with respect to full year 2026 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2026 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated real estate joint ventures, (ii) acquisition, disposition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2026 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary

Full Year 2026
	Previous Guidance	Current Guidance
Core FFO attributable to common share and unit holders	$1.89 - $1.95	$1.93 - $1.97
Core FFO attributable to common share and unit holders growth	1.1% - 4.3%	3.2% - 5.3%

Same-Home
Core revenues growth	1.25% - 3.25%	1.50% - 3.00%
Core property operating expenses growth	1.75% - 3.75%	1.25% - 2.75%
Core NOI growth	1.00% - 3.00%	1.40% - 3.40%

Full Year 2026 (Unchanged)
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,300 - 1,500	$500 - $600 million
JV development deliveries (1)	400 - 600	$150 - $250 million
Total gross capital investment (1)	1,700 - 2,100	$650 - $850 million
(1)JV deliveries and capital investment reflected at 100%.
Changes to Full Year 2026 Guidance
•$0.03 incremental Core FFO per share driven by:
◦Increased Same-Home portfolio Core NOI growth from modestly lower property tax expense outlook and strong cost control execution,
◦Increased Non-Same-Home portfolio Core NOI growth from similar expense benefits as Same-Home portfolio as well as incremental Core NOI contribution from solid initial lease-up of AMH Development deliveries, and
◦Increased benefit from better-than-expected disposition volumes and timing, as well as incremental share repurchases.
Additional Information
A copy of the Company’s Second Quarter 2026 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Friday, July 31, 2026 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2026 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Friday, August 14, 2026 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13761126#, or by using the link at www.amh.com, under “Investor relations.”
About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on developing, renovating, leasing and managing homes as rental properties.
In recent years, we’ve been named a 2026 Great Place to Work®, a 2026 Top U.S. Homebuilder by Builder100, and one of America’s Best Companies 2026 by TIME and Statista. As of June 30, 2026, we owned over 61,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living, AMH Living, LLC or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2026 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in the Company’s subsequent filings with the SEC.

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Single-family properties:
Land	$2,446,061	$2,406,467
Buildings and improvements	12,222,317	11,971,961
Single-family properties in operation	14,668,378	14,378,428
Less: accumulated depreciation	(3,540,311)	(3,366,795)
Single-family properties in operation, net	11,128,067	11,011,633
Single-family properties under development and development land	989,611	1,233,586
Single-family properties and land held for sale, net	208,376	225,861
Total real estate assets, net	12,326,054	12,471,080
Cash and cash equivalents	83,670	108,516
Restricted cash	174,029	122,174
Rent and other receivables	45,369	43,119
Escrow deposits, prepaid expenses and other assets	224,414	228,017
Investments in unconsolidated joint ventures	147,283	148,935
Goodwill	120,279	120,279
Total assets	$13,121,098	$13,242,120

Liabilities
Revolving credit facility	$390,000	$360,000
Unsecured senior notes, net	4,740,117	4,735,735
Accounts payable and accrued expenses	511,966	436,879
Total liabilities	5,642,083	5,532,614

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 359,179,944 and 366,021,665 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively)	3,592	3,660
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at June 30, 2026 and December 31, 2025)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at June 30, 2026 and December 31, 2025)	92	92
Additional paid-in capital	7,183,780	7,411,003
Accumulated deficit	(385,896)	(387,643)
Accumulated other comprehensive income	6,005	6,630
Total shareholders’ equity	6,807,579	7,033,748
Noncontrolling interest	671,436	675,758
Total equity	7,479,015	7,709,506

Total liabilities and equity	$13,121,098	$13,242,120

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Rents and other single-family property revenues	$470,104	$457,503	$942,128	$916,779

Expenses:
Property operating expenses	161,943	160,089	330,652	327,619
Property management expenses	33,844	34,412	67,128	68,593
General and administrative expense	21,659	20,008	42,991	39,679
Interest expense	49,527	46,303	97,749	91,729
Acquisition, disposition and other transaction costs	3,195	2,655	6,255	5,716
Depreciation and amortization	127,606	126,939	254,950	251,867
Total expenses	397,774	390,406	799,725	785,203

Gain on sale and impairment of single-family properties and other, net	59,432	51,908	137,876	113,924
Loss on early extinguishment of debt	—	—	—	(216)
Other income and expense, net	1,157	4,619	1,484	7,053

Net income	132,919	123,624	281,763	252,337

Noncontrolling interest	15,807	14,585	33,397	29,840
Dividends on preferred shares	3,486	3,486	6,972	6,972

Net income attributable to common shareholders	$113,626	$105,553	$241,394	$215,525

Weighted-average common shares outstanding:
Basic	360,629,168	370,692,250	362,445,489	370,538,451
Diluted	360,808,221	371,059,970	362,643,354	370,916,988

Net income attributable to common shareholders per share:
Basic	$0.31	$0.28	$0.66	$0.58
Diluted	$0.31	$0.28	$0.66	$0.58

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the Second Quarter 2026 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Second Quarter 2026 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated real estate joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition, disposition, other transaction costs and other incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations and adjustments for investments in proptech venture capital funds related to the pro rata equity pickup of realized and unrealized gains and losses from their portfolio investments, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three and six months ended June 30, 2026 and 2025 (amounts in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$113,626	$105,553	$241,394	$215,525
Adjustments:
Noncontrolling interests in the Operating Partnership	15,807	14,585	33,397	29,840
Gain on sale and impairment of single-family properties and other, net	(59,432)	(51,908)	(137,876)	(113,924)
Adjustments for unconsolidated real estate joint ventures	2,158	1,821	4,071	3,305
Depreciation and amortization	127,606	126,939	254,950	251,867
Less: depreciation and amortization of non-real estate assets	(5,727)	(5,511)	(11,390)	(10,876)
FFO attributable to common share and unit holders	$194,038	$191,479	$384,546	$375,737
Adjustments:
Acquisition, disposition, other transaction costs and other	3,364	1,445	7,366	5,535
Noncash share-based compensation - general and administrative	4,323	3,987	8,768	8,854
Noncash share-based compensation - property management	1,067	1,137	2,188	2,383
Loss on early extinguishment of debt	—	—	—	216
Core FFO attributable to common share and unit holders	$202,792	$198,048	$402,868	$392,725
Recurring Capital Expenditures	(15,869)	(20,515)	(27,934)	(37,344)
Leasing costs	(947)	(1,098)	(1,574)	(2,337)
Adjusted FFO attributable to common share and unit holders	$185,976	$176,435	$373,360	$353,044
Common distributions	(135,855)	(127,152)	(272,738)	(254,289)
Retained Cash Flow	$50,121	$49,283	$100,622	$98,755

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.47	$0.45	$0.93	$0.89
Core FFO attributable to common share and unit holders	$0.49	$0.47	$0.98	$0.93
Adjusted FFO attributable to common share and unit holders	$0.45	$0.42	$0.90	$0.84

Weighted-average FFO shares and units:
Common shares outstanding	360,629,168	370,692,250	362,445,489	370,538,451
Share-based compensation plan (1)	418,654	692,590	448,029	726,881
Operating partnership units	50,136,980	51,228,628	50,144,605	51,302,394
Total weighted-average FFO shares and units	411,184,802	422,613,468	413,038,123	422,567,726
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three and six months ended June 30, 2026 and 2025:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.31	$0.28	$0.66	$0.58
Adjustments:
Conversion from GAAP share count	(0.04)	(0.03)	(0.08)	(0.07)
Noncontrolling interests in the Operating Partnership	0.04	0.03	0.08	0.07
Gain on sale and impairment of single-family properties and other, net	(0.14)	(0.12)	(0.33)	(0.27)
Adjustments for unconsolidated real estate joint ventures	0.01	—	0.01	0.01
Depreciation and amortization	0.31	0.30	0.62	0.60
Less: depreciation and amortization of non-real estate assets	(0.02)	(0.01)	(0.03)	(0.03)
FFO attributable to common share and unit holders	$0.47	$0.45	$0.93	$0.89
Adjustments:
Acquisition, disposition, other transaction costs and other	0.01	—	0.03	0.01
Noncash share-based compensation - general and administrative	0.01	0.01	0.02	0.02
Noncash share-based compensation - property management	—	0.01	—	0.01
Core FFO attributable to common share and unit holders	$0.49	$0.47	$0.98	$0.93
Recurring Capital Expenditures	(0.04)	(0.04)	(0.08)	(0.08)
Leasing costs	—	(0.01)	—	(0.01)
Adjusted FFO attributable to common share and unit holders	$0.45	$0.42	$0.90	$0.84

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition, disposition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three and six months ended June 30, 2026 and 2025 (amounts in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$470,104	$457,503	$942,128	$916,779
Tenant charge-backs	(54,114)	(52,457)	(120,014)	(116,318)
Core revenues	415,990	405,046	822,114	800,461
Less: Non-Same-Home core revenues	(44,716)	(42,229)	(86,340)	(81,917)
Same-Home core revenues	$371,274	$362,817	$735,774	$718,544

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$161,943	$160,089	$330,652	$327,619
Property management expenses	33,844	34,412	67,128	68,593
Noncash share-based compensation - property management	(1,067)	(1,137)	(2,188)	(2,383)
Expenses reimbursed by tenant charge-backs	(54,114)	(52,457)	(120,014)	(116,318)
Core property operating expenses	140,606	140,907	275,578	277,511
Less: Non-Same-Home core property operating expenses	(15,113)	(17,489)	(30,714)	(34,354)
Same-Home core property operating expenses	$125,493	$123,418	$244,864	$243,157

Core NOI and Same-Home Core NOI
Net income	$132,919	$123,624	$281,763	$252,337
Loss on early extinguishment of debt	—	—	—	216
Gain on sale and impairment of single-family properties and other, net	(59,432)	(51,908)	(137,876)	(113,924)
Depreciation and amortization	127,606	126,939	254,950	251,867
Acquisition, disposition and other transaction costs	3,195	2,655	6,255	5,716
Noncash share-based compensation - property management	1,067	1,137	2,188	2,383
Interest expense	49,527	46,303	97,749	91,729
General and administrative expense	21,659	20,008	42,991	39,679
Other income and expense, net	(1,157)	(4,619)	(1,484)	(7,053)
Core NOI	275,384	264,139	546,536	522,950
Less: Non-Same-Home Core NOI	(29,603)	(24,740)	(55,626)	(47,563)
Same-Home Core NOI	$245,781	$239,399	$490,910	$475,387

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com